Exhibit 99.(n)(4)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Trustees of CIM Real Assets & Credit Fund

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated statements of assets and liabilities of CIM Real Assets & Credit Fund (the “Fund”), including the consolidated schedule of investments, as of September 30, 2024, and the related consolidated statements of operations, changes in net assets, cash flows, and the consolidated financial highlights for year ended September 30, 2024, and the related notes (collectively referred to as the “financial statements”) and our report dated November 27, 2024, expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the senior securities table of the Fund for the year ended September 30, 2024, appearing on page 19 of this Form N-2, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived. The financial information set forth in the senior securities table for each of the three years in the period ended September 30, 2023, was derived from financial statements audited by other auditors, and we do not express an opinion on that financial information.

/s/ Deloitte & Touche LLP
Los Angeles, California

January 27, 2025